Memorandum

DATE: October 21, 2002

TO: File

FROM: Beth Rodenhauser

RE: Item 77(i): Form N-SAR for Fidelity California Municipal Trust

Pursuant to a Board approved vote on June 12, 2002, Spartan California Municipal Income Fund commenced new classes of shares (Class A, T, B, C and Institutional Class) on August 5 2002.